CSW
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  Central and South West Corporation
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     1616 Woodall Rodgers Freeway
P.O. Box 660164 * Dallas, Texas 75266-0164


E.R. Brooks
Chairman, President and Chief Executive Officer

                                  April 9, 1997

Dear Shareholder:

Many of you have called or written with questions and concerns about the recent movement in Central and South West Corporation's stock price. We appreciate your taking the time to communicate with us about this disappointing development. We share your concern, and CSW management is taking steps to respond to the situation. These steps are designed to protect the interests of our shareholders.

Although our normal corporate policy is to not comment on changes in our stock price, we believe a major factor contributing to the decline is the uncertainty about the ultimate outcome of the Central Power and Light Company (CPL) rate case. Recent developments relating to CPL's rate case and orders by the Public Utility Commission of Texas (PUCT) have been reported in our news releases and filings with the Securities and Exchange Commission.

On March 5, a PUCT Commissioner, when discussing the then-pending CPL rate case, suggested that the PUCT was not bound by the prior decisions of the Commission. Since then, CSW's stock price has dropped significantly, as have the stock prices of other investor-owned utilities in Texas. In fact, the combined market value of the four largest investor-owned utilities in Texas has dropped by more than $3.7 billion since March 5.

On March 31, the PUCT issued a final order in the CPL case which would lower CPL's base rates by approximately $27 million, retroactive to May 1996. The final order requires CPL to refund the difference between the higher rates customers have paid since May and the rate decrease. The Commissioners also put into place a mechanism to lower CPL's rates by an additional $16 million in 1998 and another $16 million on top of the prior reductions in 1999. These reductions, if ultimately upheld, would have a material adverse effect on the earnings of CPL and CSW.

We will file a motion for rehearing on April 21, and we also are evaluating other legal remedies. The Commissioners indicated that their action is designed to prepare CPL for retail competition, a scenario where customers could choose their electric supplier from among a number of competitors. However, retail competition currently is not permitted under Texas law.

We support competition that is fair for all of our customers and our shareholders. At the same time, we are committed to protecting the interests of both groups as the transition to increased competition occurs within our industry. We are therefore participating in state and federal policy discussions to voice our concern that any new legislation meets this requirement.

As you know, in January 1997, CSW's board of directors elected to maintain the quarterly dividend payable on February 28, 1997, of $0.435 per share, or an indicated rate of $1.74 per year. CSW continuously monitors factors that could affect its dividend policy, including the regulatory and legislative issues currently facing CSW and the electric utility industry. Decisions as to future dividends will continue to be made quarterly by CSW's board of directors, based upon CSW's earnings, financial condition and other factors.

Traditionally, the CSW board of directors has declared dividends to be payable on the last business day of February, May, August and November.

As one of more than 74,000 individual CSW shareholders, your opinion is important to us and can make a difference to lawmakers. I URGE YOU TO BECOME MORE INVOLVED IN STATE AND FEDERAL ISSUES THAT AFFECT YOU A SHAREHOLDER, ESPECIALLY IF YOU ARE A TEXAS SHAREHOLDER. IF ARE WILLING TO HELP INFLUENCE LEGISLATION, PLEASE COMPLETE THE ENCLOSED POSTAGE-PAID CARD AND RETURN IT TO US AS SOON AS POSSIBLE. WE WILL ALERT YOU WHEN CONTACTING YOUR FEDERAL OR STATE LAWMAKERS ABOUT A PARTICULAR ISSUE MIGHT BE HELPFUL TO YOUR INTERESTS AS A CSW SHAREHOLDER.

Thank you for your continued support of Central and South West.

Yours very truly,


E.R. Brooks

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[ ] Please alert me when contacting my federal or state lawmakers about a particular issue might be helpful to my interests as a CSW shareholder.

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